                                                                Exhibit 99.26(l)

June 17, 2016

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101

Re:  Minnesota Life Insurance Company
     Minnesota Life Individual Variable Universal Life Policy Post-Effective Amendment Number 5
     File Numbers 333-198279 and 811-22093

Dear Sir or Madam:


This opinion is furnished in connection with the filing of Post-Effective Amendment Number 5 to the Registration Statement on Form N-6("Registration Statement"), which covers premiums expected to be received under the Variable Universal Life Defender(R)Insurance Policy ("Policies")on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life,after Post-Effective Amendment Number 5 to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion the illustrations of death benefits, accumulation values and accumulated premiums for the Policy, fully illustrated in the Statement of Additional Information, Item 25, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and Minnesota Life's administrative procedures. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 25, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 45 than to prospective purchasers of Polices for a male at other ages or for a female at other ages. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Ehren

Robert J. Ehren, FSA, CLU
Senior Vice President, Life Product Manufacturing

RJE: mab